Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	November 15, 2010

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for Fiscal 2010

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the fiscal year and fourth quarter ended October 1, 2010.

Fiscal 2010 and Fourth Quarter Fiscal 2010 Highlights:

•	Net earnings for fiscal 2010 of $246.0 million;

•	Diluted EPS for fiscal 2010 of $1.96;

•	Annual results include an after-tax litigation charge of $60.3 million, or $0.48 per diluted share, and an after-tax restructuring charge of $5.8 million, or $0.04 per diluted share;

•	Net earnings for the fourth quarter of fiscal 2010 of $77.0 million;

•	Diluted EPS for the fourth quarter of fiscal 2010 of $0.61; and,

•	Backlog of $13.2 billion.

Jacobs reported today net earnings of $246.0 million, or $1.96 per diluted share, on revenues of $9.9 billion for its fiscal year ended October 1, 2010. Excluding the effects of the litigation and restructuring charge discussed below, net earnings and earnings per diluted share were $312.1 million and $2.48, respectively. These results compare to net earnings of $399.9 million, or $3.21 per diluted share, on revenues of $11.5 billion for fiscal 2009.

For the fourth quarter of fiscal 2010, Jacobs reported net earnings of $77.0 million, or $0.61 per diluted share, on revenues of $2.3 billion. This compares to net earnings of $79.3 million, or $0.63 per diluted share, on revenues of $2.6 billion for the fourth quarter of fiscal 2009.

During the first quarter of fiscal 2010, the Company recorded an $11.4 million pre-tax charge relating to the Company ceasing use of one of its offices located in Houston, Texas, and entering into a sublease for the entire property. Net of the effects on the Company’s incentive bonus plan and income taxes, the restructured lease resulted in a net, after-tax charge to earnings of $5.8 million, or $0.04 per diluted share.

During the third quarter of fiscal 2010, the Company recorded a $93.3 million pre-tax charge because of an unfavorable court judgment it received relating to a waste incineration project in France for the SIVOM de Mulhousienne (“SIVOM”). The SIVOM project was performed by a consortium of contractors that was led by one of Jacobs’ subsidiaries under a contract that was entered into in 1996, prior to the acquisition of that subsidiary by Jacobs. Net of the effects on the Company’s incentive bonus plan and income taxes, the judgment resulted in a net, after-tax charge to earnings in fiscal 2010 of $60.3 million, or $0.48 per diluted share. The Company has filed an appeal of the judgment against it.

Jacobs also announced backlog totaling $13.2 billion at October 1, 2010, including a technical professional services component of $7.6 billion. This compares to total backlog and technical professional services backlog of $15.2 billion and $8.2 billion, respectively, at October 2, 2009. During the fourth quarter, adjustments were made to a variety of extended term, task order, indefinite quantity, and other contracts where it became apparent that the full capacity of previously recorded backlog would not be realized. These adjustments totaled approximately $390 million, all of which related to technical professional services.

Commenting on the results for the year, Jacobs President and CEO Craig L. Martin stated, “This quarter was a decent finish to a difficult year. Our team did a good job of controlling costs and executing projects well. In addition, our client survey scores are at record levels. When you set aside our backlog adjustments, we are beginning to see some growth in backlog, particularly in technical professional services. We are looking forward to FY11 with some optimism.”

Commenting on the Company’s earnings outlook for fiscal 2011, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Based on our current view of our markets, we are initiating guidance for fiscal 2011 earnings per share within a range of $2.30 to $2.80.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, November 16, 2010, which they are webcasting live on the Internet at www.jacobs.com.

Jacobs is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2009 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended		Year Ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Revenues	$2,343,033	$2,552,547	$9,915,517	$11,467,376
Costs and Expenses:
Direct costs of contracts	(1,995,006)	(2,204,570)	(8,582,912)	(9,906,493)
Selling, general, and administrative expenses	(228,512)	(225,834)	(932,522)	(940,310)

Operating Profit	119,515	122,143	400,083	620,573
Other Income (Expense):
Interest income	1,183	3,489	4,791	13,145
Interest expense	(383)	(488)	(9,874)	(2,916)
Miscellaneous, net	72	(1,288)	(3,066)	(6,670)

Total other income (expense), net	872	1,713	(8,149)	3,559

Earnings Before Taxes	120,387	123,856	391,934	624,132
Income Tax Expense	(43,308)	(44,616)	(145,647)	(224,919)

Net Earnings of the Group	77,079	79,240	246,287	399,213
Net (Income) Loss Attributable to Noncontrolling Interests	(85)	77	(313)	641

Net Earnings Attributable to Jacobs	$76,994	$79,317	$245,974	$399,854

Earnings Per Share (“EPS”):
Basic	$0.62	$0.64	$1.98	$3.26
Diluted	$0.61	$0.63	$1.96	$3.21

Weighted Average Shares Used to Calculate EPS:
Basic	124,669	123,309	124,134	122,772
Diluted	126,067	125,116	125,790	124,534

The financial statement presentation above for fiscal 2009 has been modified to reflect net earnings (loss) attributable to the Company and the noncontrolling interests in its consolidated subsidiaries as required by FASB Accounting Standards Codification 810-10-45-19 through 20 which became effective for the Company October 3, 2009.

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Other Operational Information (in thousands):

	Three Months Ended		Year Ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Revenues by Major Component:
Technical professional services	$1,268,403	$1,272,052	$5,113,303	$5,538,489
Field services	1,074,630	1,280,495	4,802,214	5,928,887

Total	$2,343,033	$2,552,547	$9,915,517	$11,467,376

Depreciation (pre-tax)	$16,245	$18,589	$64,447	$68,670

Amortization of Intangibles (pre-tax)	6,536	11,110	24,048	17,672

Pass-Through Costs included in Revenues	568,748	774,004	2,723,295	4,016,999

Capital Expenditures	$7,846	$8,750	$49,075	$55,528

Selected Balance Sheet and Backlog Information (in thousands):

	October 1, 2010	October 2, 2009
Balance Sheet Information:
Cash and cash equivalents	$938,842	$1,033,619
Working capital	1,527,589	1,522,548
Total debt	79,908	18,232
Stockholders’ equity	2,864,928	2,631,475

Backlog Information:
Technical professional services	$7,588,900	$8,209,300
Field services	5,613,100	7,010,100

Total	$13,202,000	$15,219,400

Stockholders’ equity at October 2, 2009 has been adjusted to reflect the inclusion of noncontrolling interests in equity as required by FASB Accounting Standards Codification 810-10-45-16 which became effective for the Company October 3, 2009.

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We discuss and analyze the Company’s results of operations for fiscal 2010 before the effects of the Houston Sublease and the SIVOM Judgment. Although such information is non-U.S. GAAP in nature, it is presented because Management believes it provides a better view of the Company’s operating results.

The following table presents (i) the Company’s consolidated results of operations for fiscal 2010 before the effects of the Houston Sublease and the SIVOM Judgment (which is non-U.S. GAAP); (ii) the effects of the Houston Sublease and the SIVOM Litigation; and (iii) the Company’s consolidated results of operations for fiscal 2010 in accordance with U.S. GAAP (in thousands, except earnings per share):

	Fiscal 2010 Consolidated Results of Operations Before the Effects of the Houston Sublease and the SIVOM Judgment	Effects of the Houston Sublease and the SIVOM Judgment	Fiscal 2010 Consolidated Results of Operations (U.S. GAAP)
Revenues	$9,941,411	$(25,894)	$9,915,517
Costs and Expenses:
Direct costs of contracts	(8,524,271)	(58,641)	(8,582,912)
Selling, general and administrative expenses	(929,785)	(2,737)	(932,522)

Operating Profit	487,355	(87,272)	400,083

Other Income (Expense):
Interest income	3,647	1,144	4,791
Interest expense	(5)	(9,869)	(9,874)
Miscellaneous expense, net	(3,066)	—	(3,066)

Total other income (expense), net	576	(8,725)	(8,149)

Earnings (Loss) Before Taxes	487,931	(95,997)	391,934
Income Tax (Expense) Benefit	(175,543)	29,896	(145,647)

Net Earnings (Loss) of the Group	312,388	(66,101)	246,287
Net (Income) Attributable to Noncontrolling Interests	(313)	—	(313)

Net Earnings (Loss) Attributable to Jacobs	$312,075	$(66,101)	$245,974

Net Earnings (Loss) per Share — Diluted	$2.48	$(0.52)	$1.96

The $25.9 million adjustment to revenues was reflected as a reduction in Field Services revenues. “GAAP” means those accounting principles generally accepted in the United States.

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